Exhibit 99.2

Chico's FAS, Inc. Declares Cash Dividend of $0.09 Per Share

Fort Myers, FL - February 27, 2020 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced that its Board of Directors declared a quarterly cash dividend of $0.09 per share of its common stock, a 3% increase over the March 2019 dividend rate. This represents the tenth annual increase since the dividend was established in 2010. The dividend is payable on March 30, 2020 to the Company’s shareholders of record at the close of business on March 16, 2020.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s®, White House Black Market®, Soma® and TellTaleTM, a digital-first intimates brand, is a leading omnichannel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of February 1, 2020, the Company operated 1,341 stores in the U.S. and Canada and sold merchandise through 70 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third party channels. For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200